Exhibit 99.1

For Additional Information
Contact: American Community Bancshares
Randy P. Helton or Stephanie Helms
(704) 225-8444

FOR IMMEDIATE RELEASE

June 24, 2005

American Community Bank Announces Opening of Two New Locations

Charlotte, North Carolina - American Community Bancshares, Inc. (NASDAQ SmallCap: ACBA) holding company for American Community Bank announced today the opening of two new locations. The South End branch is located at 2140 South Boulevard, Charlotte, North Carolina and the Tega Cay branch located in the Stockbridge Commons Shopping Center at 1738 Gold Hill Rd. Tega Cay, South Carolina. Both locations are full service banking operations. The Tega Cay location will house the bank and has 4,000 sq. ft. of office/retail space available for lease.

Randy Helton, President & CEO of American Community Bancshares and American Community Bank stated, “Both locations are part of our strategic plan for expansion in the greater Charlotte area and into contiguous South Carolina markets. South End is an area of Charlotte that is currently undergoing revitalization and growth and we are excited about the opportunity to enter this community and provide alternative banking to the 400 plus small businesses located in South End.

Tega Cay, located in York County, SC is one of the fastest growing counties in the state and we believe we have positioned our location to meet the growing demands in this expanding market.” The bank has employed resident bankers in both Charlotte and Tega Cay locations.

American Community Bank was founded in 1998 and has assets of $418 Million and thirteen offices located in North and South Carolina. For more information, visit our website at www.americancommunitybank.com or contact Stephanie Helms, Investor Relations at 704-225-8444.